Exhibit 99.1

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

C&D Technologies Announces Actions to Reduce Costs in

Response To Weakening Market Conditions

BLUE BELL, Pa., February 4, 2009 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, today announced plans to reduce labor costs by approximately $4.5 million on an annualized basis. The actions to be taken include the elimination of approximately 90 positions, both salaried and hourly, over the next twelve months. The Company also announced that it would suspend annual salary increases at this time. The Company expects to record severance and related charges associated with these actions of approximately $1.4 million during its most recent fourth quarter, ended January 31, 2009, and through its fiscal 2010.

Dr Jeffery Graves, President and Chief Executive Officer said “These actions are always difficult, but we believe they are necessary to ensure C&D Technologies remains cost competitive in the challenging economic environment that our industry, and most others, are facing today.” Dr Graves further noted that when announcing its third quarter earnings in early December, the Company said it had begun seeing softness in the Telecommunications segment of its end markets while its other key core markets, namely UPS and Utilities had remained relatively resilient to prevailing economic conditions. “Against a current backdrop of declining GDP projections and having just closed out our fiscal fourth quarter ended January 31, 2009, the Telecom markets have continued to soften, and we have now seen evidence of declines in the UPS markets, with Utilities holding stable to slightly growing. Despite these economic challenges, as we enter the new fiscal year, we continue to remain excited about growth opportunities from our strong pipeline of new product offerings and our international growth trajectory, particularly from our China operations.”

In connection with these cost reduction actions the Company further announced that Leonard Kiely, Chief Operating Officer, resigned from the Company effective February 25, 2009. Dr Graves continued, “We want to thank Leonard for his contributions to the turnaround in our Company’s performance over the last several years. His efforts in driving operational improvements and our ongoing cost reduction programs have been invaluable. We wish Leonard well in his future endeavors.”

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2008, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.